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                                                                      EXHIBIT 16




Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549
March 7, 2002


Dear Sir/Madam:

We have read the first four (4) paragraphs of Item 4 included in the Form 8-K dated March 7, 2002, of Delta Air Lines, Inc., to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

                           Very truly yours,


                           /s/Arthur Andersen LLP
                           ----------------------
                              ARTHUR Andersen LLP




cc: Mr. Leo F. Mullin, Chairman and
    CEO, Delta Air Lines, Inc.